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                                                                     Exhibit 3a

                          CERTIFICATE OF INCORPORATION
                           OF UNITED NATIONAL BANCORP
                       PURSUANT TO THE NEW JERSEY BUSINESS
                  CORPORATION ACT, N.J.S.A. SECTION 14A:1-1 ET SEQ
                  ---------------------------------------------

                                    ARTICLE 1

         1. The name of this Corporation is: UNITED NATIONAL BANCORP.

         2. The principal office of this Corporation is: 1130 Route 22 East, Bridgewater, New Jersey 08807.

                                    ARTICLE 2

         1. The purpose for which this Corporation is organized is to act to the fullest extent permitted by law as a bank holding company and to otherwise engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

                                    ARTICLE 3

         1. The total authorized capital stock of the Corporation shall be 26,000,000 shares, consisting of 25,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock which may be issued in one or more classes or series. The shares of Common Stock shall constitute a single class and shall have a par value of $1.25 per share. The shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.



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         2. The Board of Directors of the Corporation is expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders amendments to this Certificate of Incorporation authorizing the issuance of one or more classes or series of Preferred Stock for such consideration as the Board of Directors may fix. In an amendment authorizing any class or series of Preferred Stock, the Board of Directors is expressly authorized to determine:

     (a) The distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors.

     (b) the dividend rate on the shares of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;

     (c) The price or prices at which, the terms and conditions on which, the shares of the class or series may be redeemed at the option of the Corporation;

     (d) Whether or not the shares of the class or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

     (e) Whether or not the shares of the class or series will be convertible into, or exchange for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rate of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

     (f) The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

     (g) Whether or not the shares of the class or series will have priority over, parity with, or be junior to the share of any other class or series in any respect, whether or not the share of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the share of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of




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          shares of any other class or series of Preferred Stock or Common Stock ranking junior to the shares of the class or series;

     (h) Whether the class or series will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights, and;

     (i) Any other preferences, qualification, privileges, options and other relative or special rights and limitations of that class or series.

         3. In addition, a series of Preferred Stock of the Corporation is created, with the designation, amount and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof being as follows:

       Section a. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be 162,000.

       Section b. Dividends and Distributions.

              (1) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 1st day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $.10 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all




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         cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, no par value, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after November 1, 2001 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or
         (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (2) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next



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         subsequent Quarterly Dividend Payment Date, a dividend of $.10 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

              (3) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.



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              Section c. Voting Rights. The holders of shares of Series A Junior
         Participating Preferred Stock shall have the following voting rights:

              (1) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock,
         (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (2) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

              (3)(a) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for




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         the current quarterly dividend period on all shares of Series A Junior
         Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

              (b) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of




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         such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

              (c) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph C (iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

              (d) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph 3(b) of this Section c) be filled by vote of a majority of the remaining directors theretofore elected by



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         the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph 3 to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

              (e) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of Paragraph 3(b) of this Section c (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

              (4) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

              Section d. Certain Restrictions.

              (1) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not





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              (a) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

              (b) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

              (c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation

              (d) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine




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         in good faith will result in fair and equitable treatment among the respective series or classes.

              (2) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph A of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

              Section e. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

              Section f. Liquidation, Dissolution or Winding Up. (1) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $100 per share of Series A Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A




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         Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

              (2) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.



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              (3) In the event the Corporation shall at any time after the
         Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              Section g. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be


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         adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              Section h. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

              Section i. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

              Section j. Amendment. At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, the Certificate of Incorporation, as amended, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

              Section k. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion of such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.



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                                    ARTICLE 4

         1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

         2. Elimination of Certain Liability of Officers. Unless provided otherwise by law, an officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

         3. Repeal or Modification of this Article. Any repeal or modification of the foregoing paragraphs by the shareholders of the Corporation shall not adversely affect any right or protection of a director or an officer of the Corporation existing at the time of such repeal or modification.

                                    ARTICLE 5

         1. (a) Except as otherwise provided herein, no purchase by the Corporation for any Interested Person (as hereinafter defined) of shares of any stock of the Corporation owned by such Interested Person shall be made at a price exceeding the average price paid by such Interested Person for all shares of stock of the Corporation acquired by such Interested Person




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during the two-year period preceding the date of such proposed purchase unless such purchase is approved by the affirmative vote of not less than two-thirds of the votes cast by Disinterested Shareholders (as hereinafter defined) entitled to vote thereon.

         (b) The provisions of this Section 1 or ARTICLE FIVE shall not apply to
(i) any offer to purchase made by the Corporation which is made on the same terms and conditions to all holders of shares of stock of the Corporation, (ii) any purchase by the Corporation of shares owned by an Interested Person occurring after the end of two years following the date of the last acquisition by such Interested Person of stock of the Corporation, (iii) any transaction which may be deemed to be a purchase by the Corporation of shares of its stock which is made in connection with the terms or operation of any stock option or other employee benefit plan now or hereafter maintained by the Corporation, or
(iv) any purchase by the Corporation of shares of its stock at prevailing market prices pursuant to a stock repurchase program.

         2. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation, no Transaction (as hereinafter defined) between the Corporation an any Interested Person shall be valid nor shall any such Transaction be consummated unless (i) such Transaction is expressly approved by at least the affirmative vote of Disinterested Directors (as hereinafter defined) which vote at the time constitutes at least a majority vote of the entire Board of Directors of the Corporation, or (ii) such Transaction is approved by the affirmative vote of not less than two-thirds of the votes cast by Disinterested Shareholders entitled to vote thereon, or (iii) if such Transaction would result in payment of cash or other property to the shareholders of the Corporation, such transaction provides for the payment to each of the Disinterested Shareholders upon the consummation thereof, in exchange for all the shares of the Corporation's capital stock held by each of such Disinterested Shareholders, consideration which, as to both amount and kind, is equal to or greater than the highest per share price actually paid by or for the




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account of such Interested Person for the same class of shares of capital stock held by such Disinterested Shareholders during both the two-year period prior to the time any such Interested Person became such and the two-year period prior to the consummation of such Transaction.

         3. For purposes of this Article: (i) the term "Interested Person" means any individual, corporation, partnership, trust, association or other organization or entity (including any group formed for the purpose of acquiring, voting or holding securities of the Corporation) which beneficially or of record, owns or controls by agreement, voting trust or otherwise, at least 3% of the voting power of any class of capital stock of the Corporation and who (a) is offering shares to the Corporation for repurchase or (b) is party to a proposed Transaction with the Corporation, as the case may be, and such term also includes any corporation, partnership, trust, association, or other organization or entity in which one or more Interested Persons have the power, through the ownership of voting securities, by contract, or otherwise, to influence significantly any of the management, activities or policies of such corporation, partnership, trust, association, or other organization or entity; (ii) the term "Disinterested Director" means a director (excluding any director who is an Interested Person) who was either a member of the Board of Directors of the Corporation prior to the time the Interested Person in the proposed transaction became an Interested Person or who subsequently became a director of the Corporation and whose election, or nomination for election, was approved by the vote of at least a majority of the Disinterested Directors of the Corporation voting on such nomination or election; (iii) the term "Disinterested Shareholders" means those holders of the Corporation's capital stock entitled to vote on the transaction, none of which is an Interested Person; and (iv) the term "Transaction" includes a merger, consolidation, liquidation, or other form of corporate reorganization deemed to involve the purchase or transfer of the shares of the Corporation.



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         4. The provisions of this Article shall not be amended without the affirmative vote of not less than two-thirds of the votes cast by the shareholders entitled to vote thereon; provided, however, that if, at the time of such vote, there shall be one or more Interested Persons, (i) in the case of amendment of Section 1 or 2 of this ARTICLE FIVE, such affirmative vote of Disinterested Directors, which vote at the time constitutes at least a majority vote of the entire Board of Directors of the Corporation.

         5. The provisions of this Article shall be in addition to any other provisions of the New Jersey Business Corporation Law or this Certificate of Incorporation or the By-Laws of the Corporation, each as amended from time to time, applicable to the authorization and consummation by the Corporation of any transaction or amendment contemplated by this ARTICLE FIVE.

                                    ARTICLE 6

         1. The address of the Corporation's initial registered office is: 202 Park Avenue, Plainfield, New Jersey 07061.

         2. The name of the Corporation's initial registered agent at such address is: Pierce Baugh.

                                    ARTICLE 7

         1. The number of directors constituting the Corporation's first Board of Directors, and the names and addresses of the persons who are to serve as such directors are as follows:

              The initial Board of Directors shall consist of four persons:

              Kenneth W. Turnbull


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

              George F. Hetfield, Sr.
              Lowell F. Johnson
              Mrs. C. Northrop Pond

The address for each of them shall be c/o United National Bank, 202 Park Avenue, Plainfield, New Jersey 07061.

                                    ARTICLE 8

         1. The names and addresses of the Corporation's incorporators are as follows: George F. Hetfield, Sr., 102 North Avenue, Plainfield, New Jersey 07061.

                                    ARTICLE 9

         1. The duration of the Corporation shall be perpetual.

                                   ARTICLE 10

         1. This Certificate of Incorporation shall be effective on the date of its filing.

                                   ARTICLE 11

         1. The directors of the Corporation shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the 1996 annual meeting of shareholders; Class II directors shall initially serve until the 1997 annual meeting of shareholders; and Class III directors shall initially serve until the 1998 annual meeting of shareholders. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of shareholders after their election.



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

Except as otherwise provided by law, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. In no case shall a decrease in the number of directors shorten the term of any incumbent directors.






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